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                                                                    Exhibit 17.1




Date:    July 25, 2007

Brian Bonar,
Chairman & CEO
Dalrada Financial Corp.
9449 Balboa Avenue
Suite 210
San Diego, CA 92123

Dear Brian:

Effective immediately, at the request of Management, I hereby resign as a Director of Dalrada Financial and as the Chairman of the Board Audit Committee pursuant to a proposed funding and management agreement which requires slots be available for new directors to be appointed.

Sincerely,

/s/ Richard Green
------------------------
     Richard Green